Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 5, 2014 (the “Effective Date”), by and between Malibu Boats, Inc., a Delaware corporation (the “Company”), and Wayne Wilson, an individual (“Executive”).

RECITALS:

A. The Company desires that Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. Executive desires to accept such employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date, and supersedes and negates all previous negotiations and agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive as Chief Financial Officer according to the terms and conditions set forth herein, effective as of the Effective Date. Executive shall report directly to the Company’s Chief Executive Officer. Executive shall perform such officer level duties and have such officer level authority and responsibility as is usual and customary for such position, plus any additional officer level duties as may reasonably be assigned from time to time by the CEO, including but not limited to providing services as an officer or director to one or more of the Company’s subsidiaries or affiliates (and the compensation for such services shall be covered exclusively by Sections 3 through 5 of this Agreement). Executive hereby accepts such employment and agrees to devote Executive’s full business time, energy and best efforts to the performance of the Executive’s duties for the Company. Executive shall be subject to and comply with the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.

2. EMPLOYMENT RELATIONSHIP. The “Period of Employment” under this Agreement shall be the period that Executive remains employed by the Company. Subject to the terms of Section 5 of this Agreement, Executive shall be employed on an at-will basis and Executive’s employment with the Company may be terminated by Executive or the Company at any time, with or without Cause, and with or without advance notice.

3. COMPENSATION.

a. Base Salary. During the Period of Employment, the Company agrees to pay Executive a base salary of Two Hundred Forty-five Thousand dollars ($ 245,000.00) per annum, less standard deductions and authorized withholdings (the “Salary”). The Salary shall be paid in accordance with the Company’s standard payroll practices.

b. Bonus. During the Period of Employment, Executive shall be entitled to earn an annual performance-based bonus (“Annual Bonus”) as follows:

(1) In addition to Salary, during each fiscal year of the Period of Employment, Executive will be eligible to earn a target annual cash bonus of 50% of Salary, if and only if Executive, the Company and its subsidiaries achieve the performance criteria specified by the Board or the Compensation Committee (if there is one) for such year, as determined by the Board or such Compensation Committee (if there is one) in its sole discretion. Unless otherwise agreed to by Executive, any such bonus amount for any year shall be earned (if awarded) on the last day of such year and paid by the Company no later than the earlier of (x) the date that is ten (10) business days after the Company’s receipt of its audited financial statements for the calendar year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such year with respect to which such bonus has been earned.

(2) To earn any Annual Bonus, Executive must be continuously and actively employed through the end of the applicable fiscal year and the date that bonuses are normally paid to the Company’s executives; provided, however, if Executive is actively and continuously employed through the applicable fiscal year, but is terminated without Cause or terminates employment for Good Reason prior to the date that bonuses are normally paid to the Company’s executives, Executive shall be deemed to have earned such Annual Bonus. Each Annual Bonus earned by Executive, if any, will be due and payable no later than 75 days following the end of the applicable fiscal year. Any Annual Bonus paid to Executive shall be subject to applicable deductions and withholdings.

4. BENEFITS.

a. Benefits. In addition to (but without duplication of) Salary and any bonuses payable to Executive pursuant to Section 3, Executive shall be entitled to participate at his sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, subject to the terms, conditions and eligibility requirements of such plans and benefits.

b. Vacation. Executive will be entitled to accrue vacation time, in an amount and subject to accrual limits, in accordance with the Company’s policies and practices for senior executives of the Company. Executive shall schedule and take vacation at the mutual convenience of the Executive and the Company.

c. Automobile. During the Period of Employment, the Company shall, at its option, either provide Executive with a monthly automobile allowance or, at its cost, shall provide Executive a car that will be owned by the Company. Such allowance or car shall be of the same amount and or quality consistent with Company practices and made available to other executives or managers of the Company. Insurance will be maintained and paid by the Company. Executive shall be entitled to reimbursement for the cost of all maintenance and fuel costs associated with Executive’s use of the automobile. Executive may use such automotive vehicle for business and personal purposes.

d. Boat. During the Period of Employment, the Company at its cost shall provide Executive a boat of a quality consistent with the Company’s practices and made available to other executives of the Company (of a kind and cost to be approved by the Board) that will be owned by the Company. Insurance will be maintained and paid by the Company. Executive shall be entitled to reimbursement for the cost of all maintenance costs associated with Executive’s use of the boat. Executive will be responsible for all fuel costs associated with Executive’s use of the boat. Executive may use such boat for business and personal purposes.

e. Business Expenses. During the Period of Employment, the Company shall reimburse Executive in the calendar year in which they are incurred for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5. TERMINATION. Notwithstanding anything in this Agreement to the contrary, Executive’s employment may be terminated as follows:

a. Death. Upon the death of Executive, Executive’s employment with the Company shall terminate and the Company shall not be obligated to make any further payments to Executive hereunder, except amounts due as Salary, any unpaid Annual Bonus earned pursuant to Section 3(b) and accrued but unused vacation earned at the time of Executive’s termination of employment, and reimbursement for any documented expenses incurred prior to Executive’s termination of employment in accordance with Section 5 hereof (collectively, the “Accrued Obligations”).

b. Disability. In the event that the Board reasonably determines in good faith that Executive is unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any rolling one-year period (“Disability”), unless a longer period is required by applicable federal or state law, in which case that longer period would apply, the Board shall have the right to terminate Executive’s employment, and the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations. Executive expressly agrees that the Company shall have the right to permanently replace Executive in the event he is terminated due to a Disability.

c. Termination for Cause. The Board may terminate Executive’s employment at any time immediately upon written notice to Executive for Cause.

(1) For purposes of this Agreement, “Cause” shall mean any of the following occurring during Executive’s employment hereunder: (a) a knowing, intentional or reckless act or omission that constitutes theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement by Executive against the Company or any of its parent, subsidiary or affiliated entities; (b) Executive’s conviction, or plea of guilty or nolo contendere, of a felony or any other crime involving moral turpitude; (c) Executive knowingly or intentionally causing the Company’s financial statements to fail to materially comply with generally accepted accounting principles Executive’s unlawful use (including being under the influence) or possession of any illegal drug or narcotic while on Company premises or while performing Executive’s duties and responsibilities hereunder; (d) Executive’s willful refusal to comply with the lawful requests made of Executive by the Board, which (if reasonably susceptible of cure), is not fully cured within five (5) days after Executive receives written notice from the Board detailing Executive’s willful refusal; (e) gross negligence of Executive in the performance of his job duties, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s gross negligence; (f) a material violation by Executive of one or more Company policies, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s violation(s) of Company policy; and/or (g) a material breach by Executive of this Agreement or any other agreement with the Company, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s breach of this Agreement and/or any other agreement with the Company.

(2) In the event that the Board terminates Executive’s employment for Cause, the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations.

d. Termination Without Cause.

(1) By Executive. Except as set forth in this Agreement, Executive may voluntarily resign from his employment with the Company at any time, and for any reason or no reason, with or without cause, after giving thirty (30) days’ prior written notice to the Company. In the event of a voluntary resignation, the Company may elect at its sole discretion to make the resignation of employment effective at any time prior to the expiration of the 30-day notice period and, upon the effective date of such resignation, the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations.

(2) By Company. Notwithstanding any other provision in this Agreement, the Board (at its sole discretion) shall have the right to terminate Executive’s employment at any time, for any reason or no reason, immediately upon written notice to Executive. If the Board terminates Executive’s employment pursuant to this Section 5(d)(2) without Cause, the Company shall pay to Executive the Accrued Obligations. In addition, if the Company terminates Executive’s employment without Cause, subject to Executive signing (and not revoking) a complete and general release of any and all claims in favor of the Company and its affiliates in a form and substance satisfactory to the Company (the “Release”) within twenty-one (21) days (or such longer period as may be required by applicable law to obtain a complete and general release of claims) (the “Release Execution Deadline”) after the Company provides the form of Release to you, upon a termination of Executive’s employment by the Company without Cause, Executive shall continue to receive his Base Salary through the end of the applicable Severance Period (as defined below) (the “Severance Payments”) in accordance with the Company’s standard payroll policies then in effect. Such Release shall be in substantially the same form as attached as Exhibit A hereto, which shall be subject to necessary changes to comply with changes in applicable law to obtain a valid and complete general release of claims. Executive’s right to receive and retain any of the Severance Payments is contingent upon Executive’s compliance with his continuing obligations to the Company under the terms of this Agreement and the Release. For purposes of this Agreement, the term “Severance Period” shall mean either (i) a period of twelve (12) months following the effective date of the Release if Executive is terminated without Cause after the one year anniversary of the Effective Date and not subject to Section 5(d)(2)(ii)(A) below, or (ii) a period of twelve (12) months following the effective date of the Release if Executive is terminated without Cause either (A) at any time within six (6) months after a Change in Control (as defined below) or (B) at any time on or before the one-year anniversary of the Effective Date.

e. Termination for Good Reason. Executive may terminate employment for Good Reason (as defined below) and upon execution and delivery by Executive of the Release within the Release Execution Deadline, so long as Executive complies with Executive’s obligations under this Agreement and the Release, Executive will be entitled to receive Severance Payments through the applicable Severance Period. For purposes of this Agreement, resigning with “Good Reason” means Executive’s resignation from employment after the occurrence of any of the following (without Executive’s prior written consent): (i) a material diminution in Executive’s authority, duties or responsibilities, (ii) a material reduction in the aggregate compensation provided to Executive unless such reduction is concurrently made to all of the Company’s senior management, or (iii) a material breach of any other material term of this Agreement; provided, however, that any such condition shall not constitute “Good Reason” unless Executive provides written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition and, thereafter, the Board fails to cure such “Good Reason” within thirty (30) days following its receipt of such written notice from Executive, and within ten (10) days thereafter, Executive terminates his employment for “Good Reason.” For purposes of this Section (5)(e), the term “Severance Period” shall mean either (x) a period of twelve (12) months following the effective date of the Release if Executive terminates employment for Good Reason after the one year anniversary of the Effective Date and not subject to Section 5(e)(y)(A) below, or (y) a period of twelve (12) months following the effective date of the Release if terminates employment for Good Reason either (A) at any time within six (6) months after a Change in Control (as defined below) or (B) at any time on or before the one-year anniversary of the Effective Date.

f. Change in Control. A “Change of Control” of the Company will be deemed to have occurred upon any of the following:

(1) any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity (each, a “Person”) or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes a Beneficial Owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company then outstanding voting securities (excluding any Person or any group of Persons who, on the date of the consummation of the initial public offering of common stock, is the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities); or

(2) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to an election of directors of the Company) whose appointment or election by the

Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of common stock or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b); or

(3) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date of the consummation of the initial public offering of common stock, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to an election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of common stock or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b); or

(4) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(5) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For the avoidance of doubt, the consummation of an initial public offering of common stock of the Company and related transactions shall not be deemed to be a Change of Control.

6. NONSOLICITATION/NONDISPARAGEMENT. During the Period of Employment and for a period thereafter of three (3) years, the Participant shall not, directly or indirectly:

a. solicit, induce or encourage any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries;

b. make any defamatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or Executive’s employment. Nothing in this Section 6(b) shall prohibit Executive from providing truthful testimony in any legal, administrative or regulatory proceeding and Executive may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, Executive shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director; or

c. use or disclose the Company’s confidential or proprietary information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries. The term “Customer” shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company, whether or not such business was actively solicited by Executive on behalf of the Company or any of its affiliates or subsidiaries during Executive’s employment.

7. NONCOMPETITION. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information (as defined below) concerning the Company and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries, and, therefore, Executive agrees that, during the Period of Employment and for a period thereafter of one (1) year, he shall not directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business of the Company (the “Covered Business”), without prior approval of the Company. For purposes of this Agreement, a Covered Business shall include, but not be limited to, the design, manufacture, or marketing of any type of boat or watercraft, or components thereof, regardless of physical location of such business activity.

8. INVENTIONS ASSIGNMENT AND CONFIDENTIAL INFORMATION.

a. Inventions. The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by Executive, either solely or jointly with others, during the term of Executive’s employment that: (i) are reasonably related to the Company’s business; (ii) involve the Company’s actual or demonstrably anticipated research or development; (iii) result from any work performed by Executive for the Company; or (iv) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). Executive shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, Executive shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, Executive hereby assigns to the Company all right, title and interest of Executive in and to any present Inventions made, devised, created, invented or discovered, in whole or in part, by Executive.

b. Confidential Information. During the term of this Agreement and at all times thereafter, Executive shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his employment with the Company (hereinafter referred to as “Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. During the term of this Agreement, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Upon the termination of Executive’s employment with the Company for any reason, Executive shall (i) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (ii) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (iii) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means.

9. ADDITIONAL ACKNOWLEDGMENTS. Executive acknowledges that the provisions of Sections 6, 7, 8 and this Section 9 are in consideration of Executive’s employment with the Company and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 6, 7 and 8 and this Section 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of the Company and its subsidiaries will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of the Company or any of its subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that the Company and its subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Company and its subsidiaries conduct business during the Period of Employment in furtherance of the Company’s business relationships. Executive agrees and acknowledges that the potential harm to the Company and its subsidiaries of the non-enforcement of any provision of Sections 6, 7, 8 and this Section 9 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.

10. SPECIFIC PERFORMANCE. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 6, 7, 8 or 9, the Company and its subsidiaries would suffer irreparable harm and Executive acknowledges that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 6 or 7, the noncompete Period or the nonsolicit Period, as applicable, shall be tolled until such breach or violation has been duly cured.

11. LITIGATION/AUDIT COOPERATION. Executive agrees that following the termination of his employment for any reason, for a period of twelve (12) months he shall reasonably cooperate at mutually convenient times and locations in connection with (a) the defense of, or prosecution by, the Company or any of its affiliates with respect to any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with, or service to, the Company; and (b) any audit of the financial statements of the Company with respect to the period of time when Executive was employed by the Company as Chief Financial Officer. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be compensated for his time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation up to a maximum obligation of 120 hours.

12. WAIVER OF BREACH. The waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party or allowed it by law shall be cumulative and not exclusive of any other.

13. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or the application thereof.

14. ENTIRE AGREEMENT. This Agreement, along with any related documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and completely and irrevocably terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties with respect to the subject matter hereof. The parties acknowledge and agree that there are no written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement or the employment, compensation or benefits of Executive that are not set forth herein. By executing this Agreement, Executive represents and warrants to the Company that Executive is not subject to any agreement with any current or former employer or consultancy relationship that would prohibit Executive’s acceptance of and performance of his duties and responsibilities under the terms of this Agreement or as contemplated in the future during Executive’s employment with the Company. Executive agrees that he shall not share any confidential or proprietary information of any prior employer or consultancy or individual with the Company or the Company’s employees.

15. AMENDMENT OF AGREEMENT. This Agreement may be altered or amended in any of its provisions only by a written agreement signed by each of the parties hereto.

16. SUCCESSORS. The Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns, as well as Executive and his estate. Executive may not assign or delegate, in whole or in part, his duties or obligations under this Agreement. This Agreement may be transferred and assigned by the Company to any successor of the Company by acquisition, merger, reorganization, amalgamation, asset sale or otherwise. Upon any assignment of this Agreement by the Company, all obligations of the Company shall terminate, Executive shall become employed by the assignee in accordance with the terms of this Agreement and the term “Company” as used in this Agreement shall include only such assignee.

17. RIGHTS CUMULATIVE. The Company’s rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

20. VOLUNTARY COUNSEL. Executive agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has been advised to seek legal counsel prior to entering into this Agreement and has had ample opportunity to do so.

21. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Tennessee (without giving effect to principles of conflicts of laws).

22. SECTION 409A.

a. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Acadia or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

b. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”

c. All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

d. For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

e. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

23. ARBITRATION.

a. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, the Company and Executive, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act.

b. Executive and the Company agree that any and all claims or controversies whatsoever brought by Executive or the Company, arising out of or relating to this Agreement, Executive’s employment with Company, or otherwise arising between Executive and Company, will be settled by final and binding arbitration in Knoxville, Tennessee or such other location as may be mutually agreed by parties in accordance with the Employment Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of Tennessee, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.

c. The arbitration will be conducted before an arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. In the event that the parties are unable to mutually agree upon the arbitrator, JAMS shall provide a slate of five arbitrators with experience in employment law and each party shall have the opportunity to strike two names and rank the remaining arbitrators in order of preference. JAMS shall then select the highest ranked arbitrator to preside over the arbitration. If JAMS is unable to provide an arbitrator who has experience in employment law, the parties may jointly or separately petition the court for appointment of an arbitrator with such experience. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. In addition to any other relief awarded, the prevailing party in any arbitration or court action covered by this Agreement, as determined by the arbitrator or court in a final judgment or decree, shall be entitled to recover costs, expenses, and reasonable attorneys’ fees to the extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MALIBU BOATS, INC.

By:	/s/ Jack Springer
Title:	CEO

EXECUTIVE

/s/ Wayne Wilson

EXHIBIT A

SETTLEMENT AND GENERAL RELEASE AGREEMENT

THIS SETTLEMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into effective as of the              day of             , 20    , by and between                      (“Executive”) and Malibu Boats, Inc. (the “Company”) (hereinafter sometimes collectively referred to as the “Parties”). In consideration of the mutual promises and covenants contained in this Agreement, Executive and the Company contract and agree as follows:

1. BENEFITS.

a. General. The Company promises that I will receive the benefits set forth in the employment agreement entered into with the Company effective as of             , 20     (the “Employment Agreement”), if any, after I execute and return this Agreement to the Company’s attorneys identified in Section 5. I acknowledge that the Company is not otherwise required to provide me such benefits until such conditions have been met.

b. Sufficiency of Consideration. I acknowledge and agree that the benefits to be provided under the terms of the Agreement are sufficient consideration for Executive’s promises set out herein and are made in confidence and in settlement of any disputed claims for which the Company has asserted factual and affirmative defenses and denies same in the entirety.

c. Payment. If the requirements of the Employment Agreement and this Agreement are met, in accordance with their terms, the Company will provide payment in an amount equal to $            , minus any applicable taxes and withholding, payable in a lump sum as soon as administratively feasible following the end of the Revocation Period (as described in Paragraph 14).

d. Taxes. I acknowledge that I have had the opportunity to receive, and to the extent desired, have received independent professional advice from my own tax advisor with respect to the tax consequences of entering into this Agreement. I acknowledge and agree that the Company has made no representations regarding the tax consequences of any amounts paid pursuant to this Agreement. I agree that I will be solely and ultimately responsible for paying any federal, state or other taxes that I may owe as a result of payments made pursuant to this Agreement. In addition, I agree to hold the Company harmless from, and to indemnify the Company for, any claims, demands, taxes, deficiencies, fines, penalties, levies, assessments, executions, judgments, interest, costs, or any recoveries by any governmental agency against the Company for any amounts claimed due on account of this Agreement as a result of improper allocations or my failure to report and/or pay taxes as legally required.

2. COMPLETE RELEASE.

a. General. In exchange for the Company’s promises contained in this Agreement, I, on behalf of myself and all my heirs, successors, and assigns, agree to irrevocably and unconditionally release any and all Claims I may now have against the Company and other parties as set forth in this Section 2.

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b. Released Parties. The “Released Parties” are the Company, all related companies, partnerships, subsidiaries, predecessors, and assigns, their parents and subsidiaries, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

c. Claims Released. I understand and agree that I am releasing all known and unknown claims, promises, causes of action, grievances, or similar rights of any type that I may have against any Released Party, including but not limited to any related to my employment with the Company, any other Tennessee law, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act of 1974, and all other federal, state, or local laws or regulations prohibiting employment discrimination or retaliation or protecting employee rights as well as claims for other tortious or unlawful conduct (the “Claims”). I am not, however, releasing any claim that relates to: (i) my right to enforce this Agreement; (ii) my right, if any, to claim government-provided unemployment benefits; or (iii) any rights or claims which may arise or accrue after I sign this Agreement.

d. Knowing and Voluntary. I represent and agree that I have thoroughly considered all aspects of this Agreement, that I have had the opportunity to discuss this matter with my attorney, that I have read carefully and understand fully all of the provisions of this Agreement and that I am entering into this Agreement voluntarily. I further understand that the Company is relying on this and all other representations that I have made herein.

3. PROMISES.

a. Pursuit of Released Claims. Except as specifically identified above, I have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and I promise never to file or prosecute a lawsuit or complaint based on such Claims. I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by filing or prosecuting a charge with any administrative agency with respect to any such Claim, by instituting litigation or arbitration in connection with my former employment. I promise to request any government agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice.

b. Ownership of Claims. I have not assigned or transferred any Claim I am releasing, nor have I purported to do so.

c. Nonadmission of Liability. I agree that this Agreement is not an admission of guilt or wrongdoing by any Released Party and I acknowledge that the Released Parties deny that they have engaged in wrongdoing of any kind or nature.

d. No Further Employment or Benefits. I agree that my employment with the Company has ended, and that I forever waive and relinquish any and all claims, rights, or interests in reinstatement or future employment that I might have in the future with the Company or its successors, predecessors, parents, subsidiaries, and related or affiliated entities.

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e. Confidentiality. I agree that I have not and will not disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement to anyone other than a member of my immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by me. This subsection does not prohibit my disclosure of the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required. I acknowledge that the Company would be irreparably harmed if this subsection were violated. I agree that if asked about the status of my claims against the Company, I will agree to reply, if at all, by saying only that all such claims have been resolved and the underlying action dismissed.

f. Company Property and Confidential Information. I agrees that I have returned or will return, within seven (7) days from the date of this Agreement, to the Company any and all Company property, confidential information, and originals and/or copies of documents relating to the business of the Company. I further agree that I will not directly or indirectly discuss or disclose to anyone, or use for my own benefit or the benefit of anyone other than the Company, any confidential information that I have received through my employment with the Company. Confidential information shall include, but not be limited to, the Company’s business plans and files, financial information, my wage and benefits information, operations data, handbooks, manuals, notebooks, supplies, credit cards, keys, computer hardware, computer software, disks, tapes, and any other storage media, pagers, cameras, PDAs, cameras, reports, records, statistical information, and any other information acquired during my employment with the Company. I further agree that, in the event it appears that I will be compelled by law or judicial process to disclose any such confidential information and to avoid potential liability, I will notify the Company in writing immediately upon my receipt of a subpoena or other legal process.

g. No Disparagement or Harm. I agree not to criticize, denigrate, or disparage any Released Party. I agree that I will not provide or issue public statements or take any action that would cause the Company embarrassment or otherwise cause or contribute to the Company being held in disrepute based upon the allegations of wrongdoing related to any Claim.

4. CONSEQUENCES OF VIOLATING PROMISES.

The parties agree to pay the reasonable attorneys’ fees and any damages that either party may incur as a result of the other party breaching a promise it made in this Agreement. I further agree that the Company would be irreparably harmed by any actual or threatened violation of any of the provisions of Section 3 of this Agreement, and that the Company will be entitled to an injunction prohibiting me from committing any such violation. I agree to repay all sums paid to me as described herein as a result of any breach by me of promises made in this Agreement.

5. REVIEW AND REVOCATION.

I acknowledge and understand that I have twenty-one (21) days to review and consider this Agreement before signing it. No discussions about, or changes to, this Agreement will restart the running of said twenty-one (21) day period. I understand that I may use as much of this twenty-one (21) day period as I wish prior to signing and that I may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice of revocation to                     , Waller Lansden Dortch & Davis, LLP, 511 Union Street,

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Suite 2700, Nashville, Tennessee 37219. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after I sign this Agreement. If I revoke this Agreement, it shall not be effective or enforceable and I will not receive the benefits described herein nor shall I or the Company be bound by any representations, releases or agreements made herein.

6. MISCELLANEOUS.

a. Entire Agreement. This, in conjunction with the Employment Agreement, is the entire agreement between the Company and me, and such agreement supersedes and renders void any prior agreements I may have with the Company pertaining to the subject matter hereof. This Agreement may not be modified or canceled in any manner except by a writing signed by both an authorized Company official and me. I acknowledge that the Company has made no representations or promises to me, other than those in the Employment Agreement and this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. I agree to sign any documents and take other action that is necessary in the future to implement this Agreement.

b. Successors. This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

c. Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against any Released Party or me. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by the laws of the State of Tennessee.

d. Counterparts. This Agreement and any amendments hereto may be executed in multiple counterparts by the parties. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING: THIS SETTLEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Executed this              day of             , 20    .

Executive

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